EXHIBIT 5.1

Faegre Baker Daniels llp
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
TELEPHONE 612.766.7000
FACSIMILE 612.766.1600

August 24, 2012

Board of Directors
Buffalo Wild Wings, Inc.
5500 Wayzata Boulevard, Suite 1600
Minneapolis, Minnesota 55416

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 157,966 additional shares of Common Stock, no par value (the “Shares”), of Buffalo Wild Wings, Inc., a Minnesota corporation (the “Company”), pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Plan, the Shares will be legally and validly issued, fully paid and non-assessable under the current laws of the State of Minnesota.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Steven C. Kennedy
Steven C. Kennedy